Filed Pursuant to Rule 424(b)(3)
File No. 333-150180
PENWEST PHARMACEUTICALS CO.
Prospectus Supplement No. 1 dated July 23, 2010
to the Prospectus Dated April 28, 2008
     The information in this prospectus supplement amends certain information in the prospectus set forth under the caption “Selling Shareholders”.
     The sole purpose of this prospectus supplement is to modify the “Selling Shareholders” section of the prospectus to reflect (i) the transfer of warrants to purchase shares of our common stock by each of RA Capital Biotech Fund, L.P. and RA Capital Biotech Fund II, L.P., each of which is listed as a selling shareholder in the prospectus, to OTA LLC and (ii) the addition of OTA LLC as a selling shareholder.
     This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information herein modifies or supersedes the information contained in the prospectus. Except as amended by this prospectus supplement, the “Selling Shareholders” section of the prospectus is not otherwise affected by this prospectus supplement.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in the table below is presented as of July 23, 2010 and reflects the transfer of the warrants described herein, and with respect to such subject matter supersedes the information regarding RA Capital Biotech Fund, L.P. and RA Capital Biotech Fund II, L.P. in the table appearing under the heading “Selling Shareholders” in the prospectus; such table is also amended by deleting from such table footnotes (8) and (9) thereto, regarding shares of common stock issuable upon exercise of warrants held by RA Capital Biotech Fund, L.P. and RA Capital Biotech Fund II, L.P., respectively. We are not updating any information with respect to any other selling shareholder set forth in the prospectus.

					Shares of Common
	Shares of Common Stock				Stock To Be
	Beneficially Owned			Number of Shares	Beneficially Owned
	Prior To Offering*			of Common Stock	After Offering (1)**
Name of Selling Shareholder	Number		Percentage	Being Offered	Number	Percentage
RA Capital Biotech Fund, L.P.	1,280,780	**	4.0%	1,280,780	—	—
RA Capital Biotech Fund II, L.P.	16,870	**	***	16,870	—	—
OTA LLC (17)	648,825	(18)	2.0%	648,825	—	—

*	The amounts and percentages are based on 31,877,826 shares of common stock outstanding as of May 4, 2010.

**	Reflects, to our knowledge, beneficial ownership as of March 11, 2008, less the warrants transferred to OTA LLC

***	Less than one percent

(1)	We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders might not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders.

(17)	The selling shareholder is a broker-dealer. The selling shareholder has informed us that it purchased the shares offered by this prospectus in the ordinary course of its business and, at the time of such purchase, had no arrangement or understanding with any other persons regarding the distribution of the shares.

(18)	Consists of 648,825 shares of common stock issuable upon the exercise of warrants. Ira M. Leventhal, a senior managing director of the selling shareholder, has the power to vote and direct the disposition of the securities.